Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

XLNT Veterinary Care, Inc. and Subsidiaries
(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Pet DRx Corporation
Brentwood, Tennessee

We have audited the consolidated balance sheets of XLNT Veterinary Care Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Irvine, California
March 31, 2008

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and number of shares)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,005	$3,968
Trade accounts receivable, net	179	155
Inventory	1,268	988
Prepaid expenses and other	910	514
Due from related parties	238	____

Total Current assets	4,600	5,625

Property and Equipment, net	7,887	2,784
Other assets:
Goodwill	49,190	28,980
Other intangible assets, net	7,145	4,446
Other	1,020	165
Total assets	$69,842	$42,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term obligations, net of debt discount	$1,533	$1,501
Accounts payable	6,481	388
Payments due for acquisitions	___	3,940
Accrued payroll and other expenses	5,577	1,508
Accrued income taxes	189	410
Due to a related party	356	135
Obligations under capital leases, current portion	520	250
Bank line of credit	___	69
Other	___	87
Total Current liabilities	14,656	8,288

Long-term liabilities:
Convertible debt, net of debt discount	11,361	6,208
Term notes, less current portion and net of debt discount	21,532	5,418
Obligations under capital leases, less current portion	531	397
Deferred rent	97	17
Other	145	377
Total long term liabilities	33,666	12,417
Total liabilities	48,322	20,705

Stockholders' equity
Preferred stock, par value $0.0001, 10,000,000 shares authorized
Series A: 9,925,000 and 9,925,000 shares outstanding as of December 31, 2007 and 2006, respectively	1	1
Series B: 34,581 and -0- shares outstanding as of December 31, 2007 and 2006, respectively	___	___
Common stock, par value $0.0001, 50,000,000 shares authorized, 5,509,250 and 4,618,500 shares outstanding as of December 31, 2007 and 2006, respectively	1	___
Additional paid-in capital	41,402	24,747
Accumulated deficit	(19,884)	(3,453)
Accumulated other comprehensive income	___	___
Total stockholders' equity	21,520	21,295
Total liabilities and stockholders' equity	$69,842	$42,000

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Year ended December 31,
	2007	2006	2005
Revenue	$62,528	$17,442	$4,740
Direct costs	59,088	15,510	3,461
Hospital contribution	3,440	1,932	1,279
Selling, general and administrative expense	12,680	3,352	2,313
Impairment of goodwill and intangibles	3,671	—	—
Loss from operations	(12,911)	(1,420)	(1,034)
Other income (expense):
Interest income	118	527	14
Interest expense	(3,843)	(950)	(200)
Gain on sale of building	249	___	___

Loss before provision for income taxes	(16,387)	(1,843)	(1,220)
Provision for income taxes	44	25	90
Net loss	$(16,431)	$(1,868)	$(1,310)
Basic loss per common share	$(3.07)	$(0.41)	$(0.42)
Diluted loss per common share	$(3.07)	$(0.41)	$(0.42)
Weighted average used in computing basic and diluted loss per share:
Shares used for computing basic loss per share	5,349	4,541	3,090
Shares used for computing diluted loss per share	5,349	4,541	3,090

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands except number of shares)

	Preferred Stock A		Preferred Stock B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in-capital	Accumulated Deficit	Total
Balance as of December 31, 2004	___	$ ___	___	$ ___	2,212,500	$ ___	$ 1,246	$ (275)	$ 971

Common stock issued for cash	___	___	___	___	397,500	___	471	___	471
Preferred A issued for cash, net of fees	2,156,166	1	___	___	___	___	3,878	___	3,878
Warrants issued in conjunction with debt	___	___	___	___	___	___	330	___	330
Exercise of warrants for cash	___	___	___	___	1,681,000	___	1,587	___	1,587
Warrants repurchased for cash	___	___	___	___	___	___	(501)	___	(501)
Current period expense of non-employee options for services	___	___	___	___	___	___	267	___	267
Net loss								(1,310)	(1,310)

Balance as of December 31, 2005	2,156,166	1	___	___	4,291,000	___	7,278	(1,585)	5,693

Sale of Preferred A for cash, net	7,860,834	___	___	___	___	___	16,443	___	16,443
Repurchase of preferred stock	(92,000)	___	___	___	___	___	(221)	___	(221)
Repurchase of warrants	___	___	___	___	___	___	(514)	___	(514)
Exercise of warrants	___	___	___	___	183,000	___	72	___	72
Cashless exercise of non-employee options for services	___	___	___	___	67,000	___	___	___	___
Exercise of non-employee options for services	___	___	___	___	48,000	___	92	___	92
Warrants issued for services	___	___	___	___	___	___	1,510	___	1,510
Stock option exercises	___	___	___	___	29,500	___	51	___	51
Stock compensation expense	___	___	___	___	___	___	36	___	36
Net loss	___	___	___	___	___	___	___	(1,868)	(1,868)

Balance as of December 31, 2006	9,925,000	1	___	___	4,618,500	___	24,747	(3,453)	21,295

Sale of Preferred B for cash, net	___	___	32,934	___	___	___	13,644	___	13,644
Repurchase of common stock	___	___	___	___	(6,250)	___	(25)	___	(25)
Exercise of warrants	___	___	1,647	___	___	___	___	___	___
Common stock issued upon debt conversion	___	___	___	___	897,000	1	1,495	___	1,496
Warrants issued as debt discount	___	___	___	___	___	___	1,371	___	1,371
Stock compensation expense	___	___	___	___	___	___	170	___	170
Net loss	___	___	___	___	___	___	___	(16,431)	(16,206)

Balance as of December 31, 2007	9,925,000	$ 1	34,581	$ ---	5,509,250	$ 1	$ 41,402	$ (19,884)	$ 21,520

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2007	2006	2005

Cash flows used in operating activities:
Net loss	$(16,431)	$(1,868)	$(1,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,828	469	132
Amortization of debt costs	627	88	___
Impairment of goodwill and intangibles	3,671	___	___
Loan fees	___	___	94
Share-based compensation	415	36	267
Gain on sale of building	(249)	___	___
Deferred rent	(113)	(2)	3
Other	(531)	___	___

Changes in operating assets and liabilities:
Accounts receivable	284	65	(36)
Inventory	394	(133)	(121)
Prepaid expenses and other	(799)	(302)	(158)
Accounts payable	5,486	199	(91)
Accrued payroll and other expenses	3,244	635	458
Income taxes	(328)	(114)	90
Net cash used in operating activities	(2,502)	(927)	(672)

Cash flows used in investing activities:
Property and equipment additions	(5,036)	(1,656)	(11)
Business acquisitions, net of cash received	(16,832)	(13,255)	(4,396)
Proceeds from sale of building	1,244	___	___
Payments made related to prior year acquisition	(3,940)	___	___
Net cash used in investing activities	(24,564)	(14,911)	(4,407)

Cash flow provided by financing activities:
Proceeds from issuance of common stock, net	___	123	1,556
Proceeds from Series A preferred stock, net of expenses paid in cash	___	17,302	4,530
Proceeds from term loan with preferred stock warrants	14,935	(735)	___
Proceeds from Series B preferred stock, net of expenses paid in cash	13,641	___	___
Repurchases of preferred stock and common stock warrants	(25)	___	___
Proceeds from notes payable			2,890
Payments on notes payable	(3,063)	(701)	(389)
Payments on capital lease obligations	(385)	(64)	(57)

Net cash provided by financing activities	25,103	15,925	8,530

Increase (decrease) in cash and cash equivalents	(1,963)	87	3,451
Cash and cash equivalents at beginning of period	3,968	3,881	430
Cash and cash equivalents at end of period	$2,005	$3,968	$3,881

Supplemental disclosures:
Cash paid during the period for:
Income taxes	$97	$76	2
Interest	$2,510	$872	170
Schedule of non-cash investing and financing activities:

Detail of acquisitions:
Fair value of assets acquired	$30,659	$25,444	8,176

Cash paid for acquisitions and related direct costs	(16,832)	(13,255)	(4,396)
Obligations to sellers of acquired hospitals, notes payable and assumed liabilities	$13,827	$12,189	3,780
Building acquired:
Purchase price	$930	___	___
Cash paid	(430)	___	___
Mortgage held by seller	$500	___	___
Common stock warrants issued as payment of offering costs	___	$1,510	___
Common stock issued upon conversion of debt	$1,495	___	___
Offering costs to be paid in common stock warrants	___	$859	$652

See Notes to Consolidated Financial Statements

XLNT VETERINARY CARE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

1.	The Company

        XLNT Veterinary Care, Inc. ("XLNT” or the “Company”) was incorporated in the state of Delaware on March 10, 2004.  The Company is a provider of primary and specialty veterinary care services to companion animals through a network of veterinary hospitals.  It intends to grow and enhance its profitability by acquiring established veterinary practices in select regions throughout the United States, and by expanding same-store revenue and capitalizing on economies of scale and cost reduction efficiencies.

        At December 31, 2007, we owned and operated 26 animal hospitals in 5 regions of the state of California.  Our headquarters are located in Brentwood, Tennessee.  The 26 hospitals are wholly-owned subsidiaries, which operate either in the name of the subsidiary or, in certain cases, under a fictitious name.

        On January 4, 2008, the Company merged with Echo Healthcare Acquisition Corporation (“Echo”) pursuant to the Second Amended and Restated Agreement and Plan of Merger dated October 23, 2007 (the “Merger Agreement”).  As a result of the merger, the Company became a wholly-owned subsidiary of Echo and a publicly traded company.  See Note 16 for further information related to the merger.

        The Company’s fiscal year end is December 31.  The presentation of XLNT and its subsidiaries in these consolidated statements is for the years ended December 31, 2007, 2006, and 2005.

2.	Summary of Significant Accounting Policies

a.	Principles of Consolidation

Our consolidated financial statements include the accounts of XLNT and all wholly-owned subsidiaries.  We have eliminated all intercompany transactions and balances.  Certain prior year amounts have been reclassified to conform to current-year presentation.

b.	Cash and Cash Equivalents

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents.  The Company considers highly liquid money market investments with original maturities of three months or less at the date of purchase to be cash equivalents.  The Company maintains its cash and cash equivalents with high-credit quality financial institutions.  At times, such amounts may exceed federally insured limits.  At December 31, 2007 and 2006, the Company had cash balances of $1.9 million and $3.9 million, respectively, in excess of the FDIC insured limit.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on its cash equivalent accounts.

c.	Revenue Recognition

Revenue is comprised of sales of veterinary care services, pharmaceutical products, pet food and pet supplies.  We recognize revenue and direct costs, barring other facts, when the following revenue recognition criteria have been met:

•      persuasive evidence of a sales arrangement exists;

•      delivery of goods has occurred or services have been rendered;

•      the sales price or fee is fixed or determinable; and,

•      collectability is reasonably assured.

Revenue is reported net of sales discounts and excludes sales taxes.

Direct costs are comprised of all costs of services and products at the animal hospitals, including, but not limited to, salaries of veterinarians, technicians and all other veterinary hospital-based personnel, facilities rent, occupancy costs, supply costs, depreciation and amortization, certain marketing and promotional expense and costs of goods sold associated with the retail sales of pharmaceutical products, pet food and pet supplies.

d.	Inventory

Inventory consists of clinical supplies and products sold to customers.  Inventory is valued at the lower of cost or market using the first-in, first-out (“FIFO”) or average price method.  Inventory quantities on hand in excess of forecasted demand are considered to have reduced market value; and therefore, the cost basis is adjusted to the net realizable value.  Typically, the market values for excess or obsolete inventories are considered to be zero.

e.	Property and Equipment

Property and equipment are recorded at cost.  Equipment held under capital leases is recorded at the lower of the present value of the minimum lease payments or the fair value of the equipment at the beginning of the lease term.

Depreciation and amortization are recognized on the straight-line method over the following estimated useful lives:

Buildings	30 years
Leasehold improvements	Lesser of lease term or asset life
Furniture and equipment	5 to 7 years
Computer equipment	3 to 7 years
Equipment held under capital leases	Lesser of lease term or 5 to 10 years

f.	Income Taxes

We account for income taxes under SFAS No. 109, “Accounting for Income Taxes”  (“SFAS No. 109”).  In accordance with SFAS No. 109, we record deferred tax liabilities and deferred tax assets, which represent taxes to be recovered or settled in the future.  We adjust our deferred tax assets and deferred tax liabilities to reflect changes in tax rates or other statutory tax provisions.  We make judgments in assessing our ability to realize future benefits from our deferred tax assets, which include operating and capital loss carryforwards.  As such, we have a valuation allowance to reduce our deferred tax assets for the portion we believe will not be realized.  Changes in tax rates or other statutory provisions are recognized in the period the changes occur.

Effective January 1, 2007, we began applying the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for uncertainty in income taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”) for measuring and recognizing tax benefits associated with uncertain tax provisions.

g.	Deferred Financing Costs

Deferred financing costs are amortized under the effective interest method over the life of the related debt.

h.	Convertible Debt

Convertible debt is accounted for under the guidelines established by APB Opinion No. 14,“Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants” (APB 14), under the direction of Emerging Issues Task Force (EITF 98-5), “Accounting for Convertible securities with beneficial Conversion features or Contingently Adjustable Conversion Ratios”, EITF 00-27,“Application of Issue No 98-5 to Certain Convertible Instruments”, and EITF 05-8, “Income Tax Consequences of Issuing Convertible Debt with beneficial Conversion Features”.  The Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments.  The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction of the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital.  The Company calculates the fair value of warrants issued with the convertible instruments using the Black Scholes valuation method, using the same assumptions used for valuing employee options for purposes of SFAS No. 123(R), except that the contractual life of the warrant is used.  Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis.  The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense.  For a conversion price change of a convertible debt issuance, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

i.	Derivative Financial Instruments

The Company issues financial instruments in the form of stock options, stock warrants, and debt conversion features of its convertible debt issuances.  The Company has not issued any derivative instruments for hedging purposes since inception.  The Company uses the guidance of and has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” and the FASB Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”  Freestanding derivative contracts where settlement is required by physical share settlement or in a net share settlement; or where the company has a choice of share or net cash settlement are accounted for as equity.  Contracts where settlement is in cash or where the counterparty may choose cash settlement are accounted for as debt.  The Company does not have any derivative financial instruments.

j.	Business Segments

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires that a public company report annual and interim financial and descriptive information about its reportable operating segments.  Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.  SFAS No. 131 allows aggregation of similar economic characteristics and are considered similar under the criteria established by SFAS No. 131.  The Company’s operating segments have similar services, have similar types of patients, operate in a consistent manner and have similar economic and regulatory characteristics.  Therefore, the Company has aggregated its operating segments into one reportable segment:  Animal Hospitals.

k.	Share-Based Compensation

        We account for stock options granted to non-employees on a fair-value basis in accordance with Emerging Issues Task Force Abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. As a result, the amount of share-based compensation expense recorded for non-employee options with vesting or other performance criteria is affected each reporting period by changes in the estimated fair value of our common stock.

        Prior to January 1, 2006, we accounted for our share-based payments to our employees and directors (hereafter referred to collectively as “employees”) under the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Under that method, when options are granted with a strike price equal to or greater than market price on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent modification to the options. Accordingly, we recognized no share-based compensation expense in periods prior to January 1, 2006.

        Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires us to measure the cost of share-based payments granted to our employees, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period. We adopted SFAS No. 123(R) using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006. Additionally, we are required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period. Operating results from prior periods have not been restated. The adoption of SFAS No. 123(R) had an increase in our net loss of $36,000 and no impact on cash flow.

        SFAS No. 123(R) requires the benefits of tax deductions from the exercise of options in excess of the compensation cost for those options to be classified as cash provided by financing activities. Prior to the adoption of SFAS No. 123(R), we did not recognize any income tax benefits resulting from the exercise of stock options.

        No employee share-based compensation was recognized in 2005; however, the following table presents net loss and earnings per common share as if we had recognized share-based compensation using the fair-value-based method (in thousands, except per share amounts):

2005
Net loss, as reported	$(1,310)
Deduct: Total employee share-based compensation determined under fair-value-based method for all awards, net of tax	(8)
Pro forma net loss	$(1,318)

Loss per common share:
Basic and diluted — as reported	$(0.42)
Basic and diluted — pro forma	$(0.43)

On December 28, 2007 the Securities and Exchange Commission (“SEC”) staff published Staff Accounting Bulletin No. 110 (SAB 110), which updates SAB 107, provides the SEC staff’s views on a variety of matters relating to stock-based payments. SAB 110 requires stock-based compensation to be classified in the same expense line items as cash compensation. Information about stock-based compensation included in the results of operations for the years ended December 31, 2007, 2006 and 2005 is as follows (in thousands):

	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Direct costs	$-	$1	$-
Selling, general and administrative and marketing	170	35	267
Totals	$170	$36	$267

3.	Use of estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.  We evaluate these estimates and judgments on an ongoing basis and base our estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that we believe are reasonable under the circumstances.  The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies.  Actual results may differ from the estimates and assumptions used in the financial statements and related notes.

Listed below are certain significant estimates and assumptions used in the preparation of our consolidated financial statements.  Certain other estimates and assumptions are further explained in the related Notes.

Accounts Receivable Allowances – The Company records an allowance for estimated uncollectible accounts for anticipated losses.  Individual uncollectible accounts are written off against the allowance when collection of the individual accounts appears doubtful.  Trade accounts receivable are stated net of an allowance for doubtful accounts.  The allowance for doubtful accounts was $0.5 million at December 31, 2007 and 2006.

Impairment of Long-Lived Assets and Intangibles Subject to Amortization – We continually review whether events and circumstances subsequent to the acquisition of any long-lived assets, or intangible assets subject to amortization, have occurred that indicate the remaining estimated useful lives of those assets may warrant revision or that the remaining balance of those assets may not be recoverable.  If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, we use projections to assess whether future cash flows on an undiscounted basis related to the assets are likely to exceed the related carrying amount to determine if a write-down is appropriate.  We will record an impairment charge to the extent that the carrying value of the assets exceed their fair values as determined by valuation techniques appropriate in the circumstances, which could include the use of similar projections on a discounted basis.

In determining the estimated useful lives of definite-lived intangibles, we consider the nature, competitive position, life cycle position, and historical and expected future operating cash flows of each acquired asset.  During the fourth quarter of 2007, the Company recorded an impairment charge related to certain long-lived assets.  See discussion below in “Goodwill and Indefinite-Lived Intangible Assets.”

Goodwill and Indefinite-Lived Intangible Assets – We test goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter and continually review whether a triggering event has occurred to determine whether the carrying value exceeds the implied value.  The fair value of reporting units is based generally on discounted projected cash flows, but we also consider factors such as comparable industry price multiples.  We employ cash flow projections that we believe to be reasonable under current and forecasted circumstances, their results of which form the basis for making judgments about the carrying values of the reported net assets of our hospitals.  Actual results may differ from these estimates under different assumptions or conditions.

During the fourth quarter of 2007, we recorded a goodwill impairment of $2.9 million and an impairment of $0.8 million of certain long-lived assets at one of our animal hospitals, South Bay Veterinary Specialists, Inc (“South Bay”).  The factors that caused us to record the impairments were the loss of key veterinarians coupled with increasing competition in the area of that hospital; both substantially driving down the existing customer base.  Management feels that these negative factors will have a permanent effect on the hospital’s future sales and cash flows; and therefore, the overall valuation of the hospital.  The fair market valuation of the reporting units was based on an income and market approach.

Accrued Expenses –We make estimates and judgments in establishing accruals as required under GAAP.

4.	New Accounting Pronouncements

        The following is a summary of new accounting pronouncements that apply or may apply to our business.

        In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 focuses on creating consistency and comparability in fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  We are currently evaluating the impact SFAS No. 157 could have on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pensions and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132(R),”  SFAS No. 158 requires balance sheet recognition of the funded status of pension and postretirement benefit plans.  Under SFAS No. 158, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards must be recognized as a component of shareholders’ equity (in accumulated other comprehensive income, net of tax effects) until they are amortized as a component of net periodic benefit expense.  Additionally, the measurement date (the date at which plan assets and the benefit obligation are measured) is required to be the Company’s fiscal year end.  We do not believe there will be any impact related to SFAS No. 158 to our consolidated financial statements as we do not currently have any defined benefit plans.

        In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115,” (SFS 159).  SFAS 159 permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument -by-instrument basis (the fair value option).  SFAS 159 becomes effective January 1, 2008.  We are currently evaluating the impact SFAS No. 159 could have on our consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” (SFAS 160).  SFAS 160 amends Accounting Research Bulletin 51, “Consolidated Financial Statements to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.”  This standard defines a noncontrolling interest, sometimes called a minority interest, as the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.  SFAS 160 requires, among other items, that a noncontrolling interest be included in the consolidated statement of financial position within equity separate from the parent’s equity; consolidated net income to be reported at amounts inclusive of both the parent’s and noncontrolling interest’s shares and, separately, the amounts of consolidated net income attributable to the parent and noncontrolling interest all on the consolidated statement of income; and if a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be measured at fair value and a gain or loss be recognized in net income based on such fair value.  SFAS 160 becomes effective for the Company on January 1, 2009.  We are currently evaluating the impact SFAS No. 160 could have on our consolidated financial statements.

        In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (SFAS 141(R)).  SFAS 141(R) replaces SFAS No. 141, “Business Combinations,” (SFAS 141) and retains the fundamental requirements in SFAS 141, including that the purchase method be used for all business combinations and for an acquirer to be identified for each business combination.  This standard defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control instead of the date that the consideration is transferred.  SFAS 141(R) requires an acquirer in a business combination, including business combinations achieved in states (step acquisition), to recognize the assets acquired, liabilities assumed, and any noncontrolling interest in the acquire at the acquisition date, measured at their fair values of that date, with limited exceptions.  It also requires the recognition of assets acquired and liabilities assumed arising from certain contractual contingencies as of the acquisition date, measured at their acquisition-date fair values.  SFAS 141(R) becomes effective for the Company for any business combination with an acquisition date on or after January 1, 2009.  We are currently evaluating the impact SFAS 141(R) could have on our consolidated financial statements.

        In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”).  SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  The provisions of SAB 108 are effective for fiscal years ending after November 15, 2006.  The adoption of SAB 108 did not have an impact on our consolidated financial statements.

5.	Acquisitions

        Our business strategy for long-term growth includes the acquisition of animal hospitals, which allows us to expand our geographical reach as well as solidify our presence in existing markets.  During the fiscal year ended December 31, 2007, we acquired 6 new animal hospitals, increasing our portfolio of hospitals to 26.  The following were the acquisition dates and consideration paid for the hospitals acquired in 2007:

	Acquisition Date	Consideration (in thousands)
South Bay Veterinary Specialists	February 28, 2007	$3,854
Scripps Ranch Veterinary Specialists	February 28, 2007	828
California Animal Hospital Veterinary Specialty Group, Inc	February 28, 2007	7,950
Vet Surg, Inc.	February 28, 2007	1,106
Bay Area Veterinary Specialists, Inc.	March 30, 2007	6,813
Bradshaw Veterinary Clinic, Inc.	March 30, 2007	7,698

        These acquisitions allowed us to expand our animal hospital operations in California. All hospital acquisitions have been accounted for using the purchase method of accounting and accordingly, the consolidated statements of operations include the results of each acquired  business since the date of acquisition, with the two March 30, 2007 acquisitions effective after the close of business that day.  The assets acquired and liabilities assumed are recorded at estimates of fair values as determined by management based on information available.  Management considers a number of factors, including third-party valuations or appraisals, when making these determinations.  We finalize the allocation of purchase price to the fair value of the assets acquired and liabilities assumed when we obtain information sufficient to complete the allocation, but in any case, within one year after acquisition.

        The following table summarizes the aggregate consideration, including acquisition costs, paid by us for our acquired animal hospitals in the twelve months ended December 31, 2007 and 2006, and the allocation of the purchase price (in thousands):

	2007	2006
Consideration:
Cash, net of cash acquired	$16,532	$13,255
Obligations to sellers	580	-
Liabilities assumed	-	3,519
Notes payable	4,355	4,670
Convertible notes (4)	6,440	1,600
Direct costs	342	421

Total	$28,249	$23,465

Purchase Price Allocation (1):
Tangible assets:
Accounts receivable	$308	$9
Inventories	674	-
Prepaid and other current assets	448	-
Property and equipment	1,523	-
Other long-term assets	129	-
Liabilities:
Accounts payable	(527)	-
Accrued expenses	(896)	-
Accrued and deferred taxes	(162)	-
Current portion of capitalized leases	(253)	-
Current portion of long-term debt	(7)	-
Long-term debt	(29)	-
Long-term capitalized leases	(536)	-
Identifiable intangible assets:
Client lists (3)	3,186	3,292
Covenants not-to-compete (3)	110	-
Goodwill (2)	24,281	20,164
Total	$28,249	$23,465

(1)
The Company is in the process of finalizing its valuations on these acquisitions.  These valuations are expected to be completed in the first quarter of 2008.  The completion of these valuations may result in adjustments to the goodwill and other intangibles, as disclosed.

(2)	We expect that $24.3 million of the goodwill recognized will be fully deductible for income tax purposes.

(3)	The covenants not-to-compete have a 3.0 year weighted-average useful life and the client lists has a 9.5 year weighted-average useful life.

(4)	The convertible notes can be converted into 803,447 shares of XLNT common stock.

        Pro Forma Information

        The following unaudited pro forma financial information presents consolidated income statement results (in thousands, except per share) as if all the acquisitions listed above had occurred January 1, 2007 rather than the actual dates of their acquisition. These unaudited pro forma statements of operations do not purport to represent what the Company’s actual results of operations would have been had these acquisitions been consummated on January 1, 2007 and are not necessarily indicative of the Company’s results of operations for any subsequent fiscal period.

Revenues	$69,293
Loss from operations	(12,918)
Other income	307
Interest expense	(4,540)
Loss before income taxes	(17,151)
Provision for income taxes	(44)
Net loss	(17,195)

Basic loss per share	$(3.21)
Diluted loss per share	$(3.21)
Shares used for computing basic loss per share	5,349
Shares used for computing diluted loss per share	5,349

6.	Goodwill and Other Intangible Assets

        Goodwill represents the excess of the cost of an acquired entity over the net of the fair value of identifiable assets acquired and liabilities assumed.  The following table presents the changes in the carrying amount of our goodwill for the year ended December 31, 2007 (in thousands):

Balance as of December 31, 2006	$28,980
Goodwill acquired from hospital acquisitions	24,281
Impairment of goodwill at South Bay	(2,894)
Adjustment related to prior year	(1,177)
Balance as of December 31, 2007	$49,190

        Adjustments related to prior year were a result of facts and circumstances that arose after the date of acquisitions.

        In addition to goodwill, we have amortizable intangible assets at December 31, 2007 and 2006 as follows (in thousands):

	As of December 31, 2007			As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Covenants not-to-compete	$335	$(144)	$191	$277	$(44)	$233
Non-contractual customer Relationships	8,813	(1,082)	7,731	4,492	(279)	4,213
Impairment of assets atSouth Bay	(850)	73	(777)	-	-	-
Total	$8,298	$(1,153)	$7,145	$4,769	$(323)	$4,446

        Amortization expense related to intangible assets was approximately $0.9 million, $0.2 million, and $0.1 million for the years ended December 31, 2007, 2006, and 2005, respectively.

        The estimated amortization expense related to intangible assets for each of the five succeeding years and thereafter as of December 31, 2007 is as follows (in thousands):

2008	$874
2009	851
2010	736
2011	776
2012	776
Thereafter	3,132
Total	$7,145

7.	Property and Equipment

        Property and equipment at December 31, 2007 and 2006 is as follows (in thousands):

	2007	2006

Buildings	$4,177	$1,035
Leasehold improvements	524	300
Equipment	2,484	1,097
Furniture and equipment	402	356
Computer equipment & software	1,639	295

Total property and equipment	9,226	3,083

Less-accumulated depreciation and amortization	(1,339)	(299)

Total property and equipment, net	$7,887	$2,784

        Depreciation and amortization expense, including the amortization of property under capital leases, for the twelve months ended December 31, 2007, 2006, and 2005 was $0.9 million, $0.2 million and $0.1 million, respectively.

        In the fourth quarter of 2007, the Company sold one of its buildings in the Palo Alto, California area for approximately $1.2 million, net of closing costs.  The gain on the sale of approximately $0.2 million has been recorded in the accompanying consolidated statement of operations.  The Company, in conjunction with the sale of the building, has agreed to lease the building from the buyers for a one year period.

8.	Employee Benefit Plans

        In August 2006, the Company adopted the XLNT Retirement Plan (the “Plan”) pursuant to Section 401(k) of the U.S. Internal Revenue Code.  Under the Plan, eligible U.S. employees may voluntarily contribute up to 100% of their compensation into the Plan, subject to IRS imposed limits.  To be eligible, an employee must be 21 years of age and have worked a minimum period of 90 days.

        The Company elects, from time-to-time, to make discretionary matches to employees’ contributions.  Any matching contributions vest over a period of 6 years.  Under the Plan, the Company matched approximately $214,000 and $24,000 for the years ended December 31, 2007 and 2006, respectively and have recorded such matching contributions to compensation expense in the accompanying consolidated statement of operations.

9.	Long-Term Obligations

        Long-term obligations consisted of the following at December 31, 2007 and 2006 (in thousands):

		2007	2006

Convertible notes	Convertible notes payable, maturing from 2010 to 2012, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.0% to 12.0% (net of debt discount)	$11,292	$6,208
Promissory notes	Notes payable, maturing from 2008 to 2012, secured by assets and stock of certain subsidiaries, various interest rates ranging from 6.5% to 12.0% (net of debt discount)	22,900	6,626
Earn-out notes	Notes payable, various maturities through 2010, interest rates ranging from none to 6.5%	234	293

	Total debt obligations	34,426	13,127

	Less-current portion, net of debt discount	(1,533)	(1,501)

	Long-term portion	$32,893	$11,626

        The future payments under long-term obligations as of December 31, 2007 are as follows:

2008	$1,498
2009	1,406
2010	26,547
2011	2,609
2012	2,293
Thereafter	73
Total	$34,426

        Convertible Notes

        Since 2004, the Company has issued convertible notes as partial consideration for the acquisition of certain of its hospitals to the sellers, including approximately $6.4 million in the first quarter of 2007.  These notes amount to $9,825,000 maturing from May 2010 to September 2011 with varying interest rates from 7.0% to 10.0% and quarterly interest-only payments.  The notes are convertible into 1,681,204 shares of common stock upon certain events with anti-dilution provisions.  The Company has evaluated the provision for anti-dilution under the requirements of SFAS 133 and EITF 00-19.  The Company does not consider the provision to be a derivative because it can control the value at which subsequent equity is issued and; therefore, can control whether the subsequent issuance is dilutive.

        In November 2005, the Company issued a convertible note to St. Cloud Capital Partners, L.P. (“St. Cloud”) for an aggregate principal amount of $1,600,000.  Interest on the convertible note is payable monthly at a rate of 12% per annum and the term of the convertible note is five years.  The convertible note is convertible for an aggregate of 571,429 shares of common stock.  In connection with the financing, the Company issued a warrant for 116,530 shares of common stock, and recorded a $176,000 debt discount related to the warrant.  Interest payments are due monthly and a balloon payment is due on November 1, 2010.

        In March 2004, during a private placement offering, the Company issued 6% convertible debentures in the aggregate principal amount of $1,495,000 with a conversion price equal to $1.67.  In March 2007, these debentures were converted into 897,000 shares of the Company’s common stock.

        See Note 16 for further information on the Convertible Notes.

        Promissory Notes

        The Company, in conjunction with certain of its acquisitions, has issued non-convertible notes as partial consideration for the acquisition of certain of its hospitals, including approximately $4.4 million in the first quarter of 2007.  These notes in aggregate amount to $9,900,000 maturing from October 2008 to March 2012 with various interest rates ranging from 6.5% to 8.0%.  The notes are payable in equal monthly payments over periods ranging from three to five years.  In December 2007, the Company paid off one note with an original principal amount of $850,000.

        The Company also issued a promissory note in 2005 to Huntington Capital, L.P. (“Huntington”) for an aggregate principal amount of $1,400,000.  Interest on the promissory note issued is payable monthly at a rate of 12% per annum.  The term of the promissory note is five years and it matures in November 2010.  In connection with the financing, the Company issued a warrant for 101,964 shares of common stock and recorded a $154,000 debt discount related to the warrant.

        In March 2007, the Company entered into a term loan of $12.0 million with Fifth Street Mezzanine Partners II, L.P. (“Fifth Street”).  The loan is secured by the inventory, chattel paper, accounts receivable, equipment, and general intangibles of the Company and its subsidiaries.  The loan bears interest at 12% per annum and matures on March 8, 2010 with a one-time option at the election of the Company to renew for an additional year.  In connection with the loan, the Company issued to Fifth Street warrants to purchase 1,800 shares of Series B preferred stock at an exercise price of $0.10 per share with a fair value of $0.8 million, as described in Note 10, which is included in additional paid-in-capital.  This lender exercised these warrants in December 2007.  As a result, the carrying value of the term loan includes $0.8 million of debt discount, which will be recognized as additional interest expense over three years until maturity.  The Company received proceeds of $10.3 million after costs associated with the debt financing.

        In June 2007, the Company entered into a term loan of $3.0 million with Fifth Street.  The credit facility is secured by certain real estate owned by the Company.  The loan bears interest at 12% per annum and matures on March 8, 2010.  In connection with the loan, the Company issued to Fifth Street warrants to purchase 450 shares of Series B preferred stock at $0.10 per share, as described in Note 10.  The Company received proceeds of $2.9 million after costs associated with the debt financing.  The Company recorded $0.3 million of debt discount associated with this debt, including a warrant valued at $0.2 million, and $0.1 million of lender fees.  The debt discount is being amortized over the life of the loan.

        In November 2007, the $3.0 million loan discussed in the preceding paragraph was extended to $4.0 million.  In connection with the additional loan amount, the Company issued to Fifth Street warrants to purchase 150 shares of Series B preferred stock at $0.10 per share.  The Company received proceeds of $957,000 after costs associated with the debt financing.  The Company recorded $0.1 million of debt discount associated with this debt, including a warrant and lender fees valued at $0.1 million.  The debt discount is being amortized over the life of the loan.  In December 2007, in accordance with the terms of the loan agreements, the Company issued to the lender warrants to purchase 150 additional shares of Series B preferred stock due to failure to complete the merger on or before December 31, 2007.  See Note 10 for further discussion.  In December 2007, in conjunction with the sale of a certain building, the Company paid $362,000 to Fifth Street, reducing the balance of the $4,000,000 loan to $3,638,000.

        During the first quarter of 2007, the Company issued $0.5 million of debt secured by the real estate properties acquired by the Company during the quarter.  The mortgage notes have an 8% interest rate.  The notes are payable in equal monthly payments over 6 years.

        Earn-out Notes

        The Company has issued $0.4 million of earn-out promissory notes as partial consideration for the acquisition of certain of its hospitals.  The notes have maturity dates ranging from January 2009 to December 31, 2010.  All are payable monthly and have interest rates ranging from 0.0% to 6.5% per annum.  The remaining balance due on these notes as of December 31, 2007 and 2006 was $234,000 and $293,000, respectively.

        Debt Covenants

        The loan agreements with Fifth Street, St. Cloud and Huntington contain certain financial covenants pertaining to fixed charge coverage and leverage ratios, which become effective the quarter ending December 31, 2007.  In addition, these loan agreements have restrictions pertaining to capital expenditures, acquisitions and the payment of cash dividends, and require XLNT to provide quarterly financial statements to these lenders within specified period after the end of each fiscal quarter.

        At December 31, 2007 the Company was in violation of certain of its covenants with Fifth Street, which were subsequently waived.  See Note 16 for more information relating to this matter.

        At December 31, 2006, the Company was in violation with certain covenants with St. Cloud and Huntington.  During April and May 2007 the Company amended the agreements for new covenants to cure such violations.

        Compensating Balance Arrangements

        The Company maintains a corporate purchasing card program with a certain financial institution.  In 2007,  the Company was required to deposit $75,000 with the institution and must keep these funds on deposit at all times as collateral.

10.	Stockholders’ Equity

        Preferred Stock

        Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with a par value of $ 0.0001 per share.

        In 2005, we issued 2,156,166 shares of Series A convertible preferred stock at $2.40 per share for cash proceeds of $3.9 million, net of issuance costs of $1.3 million, which included an obligation to issue 395,196 common stock warrants valued at $0.6 million.

        In 2006, we issued 7,860,834 shares of Series A convertible preferred stock at $2.40 per share for cash proceeds of $16.4 million, net of issuance costs of $2.4 million, which included an obligation to issue 564,804 common stock warrants valued at $0.9 million in lieu of cash.  We repurchased 92,000 shares of Series A convertible preferred stock at $2.40 per share for $0.2 million originally issued in 2005.

        In 2006, we fulfilled our obligation to issue 960,000 common stock warrants in lieu of cash payments for preferred stock issuance costs, valued at $1.5 million, related to Series A convertible stock issuances in 2005 and 2006.

        The Series A preferred stock is convertible into one share of common stock, subject to adjustment for price-based anti-dilution in certain events.  The Series A preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible. The holders of the Series A preferred stock, individually and voting as a class, have the right to elect two of the five directors of the company.  The preferred stock has all the rights of common stock.  The preferred stock may be converted into common stock at the holders’ request and automatically converts upon a qualified public offering.

        In February 2007, the Company issued 32,434 shares of Series B convertible preferred stock at prices of $460 and $475 per share for cash proceeds of $13.6 million net of issuance costs of $1.5 million.

        Additionally, in November 2007, a certain member of management purchased 500 shares of Series B convertible preferred stock at a price of $475 per share for cash proceeds of $0.2 million.

        Also, in the fourth quarter of 2007, Fifth Street exercised 1,647 Preferred Stock warrants into Series B preferred stock.

        Each share of Series B preferred stock is convertible into one hundred shares of common stock, subject to adjustment for price-based anti-dilution in certain events.  The Series B preferred stock has voting rights equivalent to the number of shares of common stock into which it is convertible.  The preferred stock has all the rights of common stock.  The preferred stock may be converted into common stock at any time at the holders’ request and will be automatically converted upon a qualifying public offering.

        In the event of liquidation, dissolution, or winding up the company, whether voluntary or involuntary, the holders of Series B preferred stock and the holder of XLNT’s Series A preferred stock shall be entitled to receive 1.5 times issuance price per share.  If the assets and funds distributed among the holders of Series A and Series B preferred stock are insufficient to permit the payment to such holders of the their full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A and Series B stockholders in proportion to the preferential amount each such holder is otherwise entitled to receive.  Upon the completion of the preferential distribution to the holders of Series A and Series B preferred stock, any remaining assets of the Company shall be distributed pro rata among the holders of shares of common stock on a pro rata basis.

        Common Stock

        Our Amended and Restated Certificate of Incorporation authorized the issuance of up to 50,000,000 shares of common stock with a par value of $0.0001 per share.

        During 2005, warrants for common stock were exercised for an aggregate of 1,681,000 shares of common stock for gross proceeds of $1.6 million.  We sold an aggregate of 397,500 shares of common stock for gross proceeds of $0.5 million.

        During 2006, warrants for common stock were exercised for an aggregate of 183,000 shares of common stock for gross proceeds of $72,000.  We issued 29,500 shares of common stock from the exercise of stock options, 67,000 shares of common stock for a cashless exercise of options and 48,000 shares of common stock with an aggregate exercise price of $0.1 million, both by non-employee granted stock options for services.

        The Company repurchased 6,250 shares of common stock for $25,000 in April 2007.

        In the first quarter of 2007, seven holders of $1.5 million of convertible notes converted their notes to an aggregate 897,000 shares of common stock.

        Common Stock Warrants

        The Company has issued warrants to purchase common shares of the Company either as compensation for consultants and vendors or as additional incentive for investors and lenders.  The value of warrants issued for compensation is accounted for as a non-cash expense to the Company at the fair value of the warrants issued.  The value of warrants issued in conjunction with financing events is either a reduction in paid-in-capital for common issuances or as a discount for debt issuances.  The Company values the warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model.

        At the time of our founding on March 10, 2004, we granted warrants to our founder with an exercise price of $0.17 per common share for 535,000 shares of common stock.  The warrants were accounted for at zero value, which approximated the fair value using the Modified Black-Scholes-Merton option-pricing model.  In 2006, we repurchased the warrants for $0.5 million from our founder.  The repurchase was accounted for as a reduction in paid-in-capital.

        In 2004, in conjunction with contracting with a financial services firm to assist in the raising of capital, we granted the service provider warrants for 225,000 of common stock at an exercise price of $0.17 per shares.  The warrants were accounted for at zero value, which approximated the fair value using the Modified Black-Scholes-Merton option-pricing model.  In 2005, we repurchased the warrants from the service provider for $0.5 million.  The repurchase was accounted for as a reduction of additional paid-in capital.

        In 2005, we also incurred in 2005 a $0.3 million debt discount in connection with warrants issued in connection with debt.

        In 2007, 80,500 of common stock warrants were issued to a financial services firm for consulting work performed for the Company.  See Note 15 for further information on these common stock warrants that were issued.

        The following assumptions were used to determine the fair value of those warrants:

Expected volatility of peer group (1)	35.5%-68.0%
Weighted- average volatility (1)	44.8%
Expected dividends	0.0%
Expected term (2)	10.0 years
Risk-free rate (3)	4.6%

        The following table summarizes all activities of common stock warrants during the year-ended December 31, 2007:

	Number of Common Stock Warrants	Weighted Average Price

Outstanding, December 31, 2004	2,625,000	$0.34
Granted	218,494	2.10
Exercised	(1,681,000)	0.41
Cancelled	(536,000)	0.17

Outstanding, December 31, 2005	626,494	$0.91
Granted	960,000	2.40
Exercised	(183,000)	0.40
Cancelled	(225,000)	0.17

Outstanding, December 31, 2006	1,178,494	$2.34
Granted	80,500	4.75
Exercised	-	-
Cancelled	-	-

Outstanding, December 31, 2007	1,258,994	$2.50

Exercisable, December 31, 2007	1,258,994	$2.50

        The following table summarizes information about the warrants outstanding at December 31, 2007:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)

$2.10	218,494	7.83
$2.40	960,000	8.08
$4.75	80,500	9.75

	1,258,994

        Preferred Stock Warrants

        In March 2007, the Company issued 1,800 warrants to purchase shares of its Series B convertible preferred stock as part of the $12.0 million term loan entered into with Fifth Street Mezzanine Partners II, L.P. (see Note 9).  A portion of the proceeds in the amount of $0.8 million were allocated to paid-in-capital for the fair value of the warrants, with the remaining balance becoming the discounted carrying value of the debt.  The Company values warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model.  The following assumptions were used to determine the fair value of those warrants:

Expected volatility of peer group (1)	35.5%-68.0%
Weighted- average volatility (1)	46.0%
Expected dividends	0.0%
Expected term (2)	10.0 years
Risk-free rate (3)	4.6%

        In June 2007, the Company issued 450 warrants to purchase shares of its Series B convertible preferred stock as part of the $3.0 million term loan entered into with Fifth Street Mezzanine Partners II, L.P. (see Note 9).  A portion of the proceeds in the amount of $0.3 million were allocated to paid-in-capital for the fair value of the warrants, with the remaining balance becoming the discounted carrying value of the debt.  The Company values warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model.  The following assumptions were used to determine the fair value of those warrants:

Expected volatility of peer group (1)	35.5%-68.0%
Weighted- average volatility (1)	46.0%
Expected dividends	0.0%
Expected term (2)	10.0 years
Risk-free rate (3)	4.0%

        In November and December 2007, the Company issued a total of 300 warrants to purchase shares of its Series B convertible preferred stock as part of the $1.0 million term loan entered into with Fifth Street Mezzanine Partners II, L.P. (see Note 9). A portion of the proceeds in the amount of $0.1 million were allocated to paid-in capital for the fair value of the warrants, with the remaining balance becoming the discounted carrying value of the debt. The Company values warrants at fair value as calculated by using the Modified Black-Scholes-Merton option-pricing model. The following assumptions were used to determine the fair value of those warrants:

Expected volatility of peer group (1)	35.5%-68.0%
Weighted- average volatility (1)	46%
Expected dividends	0.0%
Expected term (2)	10.0 years
Risk-free rate (3)	4.0%

(1)
We estimate the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies as the Company has limited stock price history and it would not be practical to use internal volatility.

(2)	The expected term is based upon warrant expiration date.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasure zero-coupon issues with equivalent terms.

        In December 2007, Fifth Street exercised 1,647 of its preferred stock warrants at $0.10 per share.

        The following table summarizes all preferred stock warrant activity during the year ended December 31, 2007:

	Number of Preferred Stock Warrants	Weighted Average Price

Outstanding, December 31, 2006	-	$-
Granted	2,550	0.10
Exercised	(1,647)	0.10
Cancelled	-	-
Outstanding, December 31, 2007	903	$0.10

Exercisable, December 31, 2007	903	$$0.10

        The following table summarizes information about the preferred stock warrants outstanding at December 31, 2007:

Exercise Price	Warrants Outstanding	Remaining Contractual Life (years)

$0.10	903	9.38

	903

Dividends

        We have not paid cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future.  In addition, our senior credit facility places limitations on our ability to pay cash dividends or make other distributions in respect of our common stock.  Any future determination as to the payment of dividends will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board of directors, included the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of surplus or current net profits.

        See Note 16 for further discussion affecting stockholders’ equity.

11.	Calculation of Loss Per Common Share

        Basic and diluted net loss per share is presented in conformity with FASB’s SFAS 128, “Earnings Per Share”, for all periods presented.  Basic net loss per share excludes dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shares in the losses of the Company.

        The following common stock equivalents were excluded from the calculation of diluted loss per share since their effect would have been anti-dilutive (in thousands):

	For the year ended December 31,
	2007	2006	2005

Convertible debenture notes, if converted to common stock	2,251	2,019	1,739
Warrants for common stock	1,259	1,178	626
Warrants for preferred stock, if exercised and converted to common stock	90	-	-
Preferred shares, if converted to common stock	9,960	9,925	2,156
Options for common stock	2,099	276	269

Total	15,659	13,398	4,790

        Options and warrants, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

        Basic and diluted loss per common share was calculated as follows (in thousands, except per share amounts):

	2007	2006	2005

Net loss	$(16,431)	$(1,868)	$(1,310)
Weighted average common shares outstanding:
Basic	5,349	4,541	3,090
Effect of dilutive common stock equivalents	-	-	-

Diluted	5,349	4,541	3,090

Basic and diluted loss per common share	$(3.07)	$(0.41)	$(0.42)

12.	Share-Based Compensation

        Under the 2004 Employee Stock Option Plan, up to 2,925,000 shares of our common stock may be granted to key employees.  The 2004 Employee Stock Option Plan permits the issuance of new shares or shares from treasury upon the exercise of options.

        Stock options may be granted to key employees in the form of either incentive stock options or non-qualified stock options to purchase shares of the Corporation’s common stock, with vesting schedules ranging from 3 to 4 years.  The options vest primarily based on time and expire no later than 10 years from the date of grant.  Accelerated vesting based upon a change of control in the ownership of the company is a feature in some key employees’ stock option agreements.  The option price per share may be no less than the fair market value of our common stock on the date of grant (110% for stockholders who own stock representing more than 10% of the voting power of all classes of stock of the Company.

        On January 1, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), which requires us to measure the cost of share-based payments granted to our employees, including stock options, based on the grant-date fair value and to recognize the cost over the requisite service period, which is typically the vesting period.  We adopted SFAS No. 123(R) using the modified prospective transition method, which requires us to recognize compensation expense for share-based payments granted or modified on or after January 1, 2006.  Additionally, we are required to recognize compensation expense for the fair value of unvested share-based awards at January 1, 2006 over the remaining requisite service period.  Operating results from prior periods have not been restated.

        SFAS 123(R) requires the benefits of tax deductions from the exercise of options in excess of the compensation cost for those options to be classified as cash provided by financing activities.  Prior to the adoption of SFAS No. 123(R), we did not recognize any income tax benefits resulting from the exercise of stock options.

        Stock Option Activity

A summary of our stock option activity is as follows (in thousands, except weighted-average exercise price and weighted-average remaining contractual life):

	Stock Options Available for Grant	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value

Balance as of December 31, 2004	375	75	$0.67	9.75
Authorized	-	-	-
Granted	(194)	194	1.56
Exercised	-	-	-
Forfeited or canceled	-	-	-

Balance as of December 31, 2005	181	269	$1.31	9.04
Authorized	-	-	-
Granted	(376)	376	3.55
Exercised	-	(194)	1.35
Forfeited or canceled	175	(175)	2.03

Balance as of December 31, 2006	(20)	276	$3.88	8.21	$20
Authorized	2,475	-	-
Granted	(1,952)	1,952	4.22
Exercised	-	-	-
Forfeited or canceled	129	(129)	4.46

Balance as of December 31, 2007	632	2,099	$4.16	9.35	$2

Vested at December 31, 2007	-	97	$3.71	7.18	$101

        No options with intrinsic value were exercised in 2007 and 2005.  The aggregate intrinsic value of our stock options exercised during 2006 was $0.2 million.  We have not realized an actual tax benefit on any options to date.  The total fair value of options vested during 2007, 2006, and 2005 was $0.2 million, $0.1 million and $0.3 million, respectively.  The weighted average grant date fair value of options granted during the year-ended 2007, 2006, and 2005 was $1.12, $0.76, and $0.95, respectively.

        The total number of nonvested options at December 31, 2006 was 265, which had a weighted-average grant-date fair value of $0.76.  The weighted-average grant-date fair value of the 2,002 unvested options at December 31, 2007 was $1.12.  86 options vested during the year and had a weighted-average grant-date fair value of $0.98 as well as did the 129 options that were forfeited during 2007.

        Compensation expense arising from stock option grants was $0.2 million, $0.1 million and $0.3 million or the years ended December 31, 2007, 2006 and 2005, respectively, all of which expense was included in selling, general, and administrative expense for each year. No related income tax benefit was recorded as the Company has significant net operating loss carryforwards (See Note 13).

        The following table summarizes information about the options outstanding at December 31, 2007 (in thousands, except per share amounts and the weighted average remaining contractual life):

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (years)	Options Vested

$1.67	27	7.25	18
$2.40	20	8.17	9
$2.45	450	9.83	-
$4.40	211	8.58	70
$4.75	1,391	8.08	-
	2,099		97

        As of December 31, 2007, there was $2.0 million of total unrecognized compensation cost related to non-vested shared-based compensation arrangements related to stock options related to employee and director grants.  The costs are expected to be recognized over a weighted-average period of 3.6 years.

Calculation of Fair Value

        The fair value of our options to employees is estimated on the date of grant using the Black-Scholes option-pricing model.  We amortize the fair value of employee options on a straight-line basis over the requisite service period. The fair value of options to nonemployees is estimated throughout the requisite service period using the Black-Scholes option pricing model and the amount of share-based compensation expense recorded is affected each reporting period by changes in the estimated fair value of the underlying common stock until the options vest.

        The following assumptions were used to determine the fair value of those options valued:

	2007	2006	2005

Expected volatility of peer group (1)	34.6%-68.0%	34.6%-68.05	35.1%-68.0%
Weighted- average volatility (1)	46.0%	46.0%	53.3%
Expected dividends	0.0%	0.0%	0.0%
Expected term – employees (2)	6.1 years	6.1 years	6.1 years
Expected term – nonemployees (2)	10.0 years	10.0 years	10.0 years
Risk-free rate – employees (3)	4.4%-4.8%	4.4%-4.8%	4.0%-4.6%
Risk-free rate - nonemployees	4.5%-5.2%	4.5%-5.2%	3.9-4.3%

(1)
We estimate the volatility of our common stock on the valuation date based on historical volatility of the common stock of a peer group of public companies as the Company has limited stock price history and it would not be practical to use internal volatility.

(2)
The expected term represents the period of time that we expect the options to be outstanding.  We estimate the expected term for employees based on the simplified method permitted under SAB No. 110.  The expected term presented for nonemployees is based upon option expiration date at the date of grant.

(3)	The risk-free interest rate is based on the implied yield in effect on U.S. Treasury zero-coupon issues with equivalent remaining terms.

        SFAS No. 123(R) requires entities to estimate the number of forfeitures expected to occur and record expense based upon the number of awards expected to vest. Prior to adoption of SFAS No. 123(R), the Company accounted for forfeitures as they occurred, as permitted under SFAS No. 123. The cumulative effect of adopting the method change of estimating forfeitures is not material to the Company's financial statements for the year ended December 31, 2007.

See Note 16 for further discussion of share-based compensation.

13.	Income Taxes

Loss before income taxes and the provision for income taxes consisted of the following:

	Year ended December 31,
	2007	2006	2005
Provision for income taxes:

Current:
Federal	$-	(37)	53
State	44	46	37

	44	9	90
Deferred:
Federal	(4,341)	(665)	(401)
State	(1,294)	(193)	(138)
Valuation allowance	5,635	874	539
	-	16	-
	$44	$25	$90

The net deferred income taxes assets (liabilities) at December 31, 2007 and 2006 is comprised of the following (in thousands):

	2007	2006
Current deferred income tax assets:

Accounts receivable	$192	$215
State taxes	15	12
Other liabilities and reserves	373	108

	580	335
Non-current deferred income tax assets (liabilities)
Stock based compensation	201	130
Property and equipment	(163)	(70)
Intangible assets	520	16
Contributions	2	2
Net operating loss carry forwards	6,541	1,111
	7,101	1,189
Total deferred tax assets (liabilities)	7,681	1,524
Valuation allowance	(7,681)	(1,524)
	$-	$-

        At December 31, 2007, we had federal net operating loss (“NOL”) carry-forwards of approximately $15.9 million, comprised of prior Company losses and acquired NOL carry forwards.  These NOLs expire at various dates through 2026.  Under the Tax Reform Act of 1986, the utilization of NOL carry-forwards to reduce taxable income will be restricted under certain circumstances.  Events that cause such a limitation include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.  We believe that some of our acquisitions caused such a change of ownership and, accordingly, utilization of the NOL carry-forwards may be limited in future years.  Accordingly, the valuation allowance is principally related to NOL carry-forwards.  The state net operating losses of approximately $16.9 million will expire in years beginning 2014.  A deferred tax benefit has been calculated although a valuation allowance has been recorded due to lack of measureable future income.

        At December 31, 2007, 2006, and 2005, the Company had no unrecognized tax benefits. Additionally, there were no interest or penalties recognized in the statement of operations for those years relating to income taxes.

        A reconciliation of the provision for income taxes for the years ended December 31, 2007, 2006, and 2005 for the Company to the amount computed at federal statutory rate is follows:

	Year ended December 31,
	2007	2006	2005
Federal income tax at statutory rate	(35.0%)	(35.0%)	(35.0%)

State taxes, net of federal benefit	(5.0%)	(4.8%)	(4.0%)
Goodwill impairment	6.2%	-	-
Other	(.3%)	2.8%	14.3%
Valuation allowance	34.4%	38.4%	32.1%
	0.3%	1.4%	7.4%

14.	Commitments and Contingencies

Leases

        The Company leases certain animal hospitals and equipment under capital and operating lease agreements. We operate many of our animal hospitals from premises that are leased under operating leases with terms, including renewal options, ranging from 5 to 30 years. Lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. There are contingent rent payments on 6 animal hospitals based on 6% to 8% of monthly revenues.

        Commitments’ relating to non-cancelable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

	Operating	Capital

2008	$3,381	$566
2009	2,989	289
2010	2,974	194
2011	2,856	76
2012	2,736	-
Thereafter	13,256	-
Total minimum future payments	$28,192	1,125
Less imputed interest		(74)
Less current portion		(520)
Long-term capital lease obligations		$531

        Rent expense totaled $3.6 million, $1.2 million and $0.4 million in the years ended December 31, 2007, 2006, and 2005, respectively.  See Note 15 for further information regarding rent payments.

The following summarizes amounts related to equipment leased by us under capital leases at December 31, 2007 (in thousands):

	2007	2006
Equipment	$2,151	$659
Accumulated amortization	(1,067)	(171)
Net book value	$1,084	$488

Litigation Matters

        We have certain contingent liabilities resulting from litigation and claims incidental to the ordinary course of our business that we believe will not have a material adverse effect on our future consolidated financial position, results of operations, or cash flows.

Earn-out Payments

        We have earn-out obligations whereby we will pay additional funds for historical acquisitions if certain performance targets for those acquisitions are met in the future.  At December 31, 2007, the maximum amount that we would have to pay under these arrangements was $0.8 million.

Executive Officers’ and Veterinarians’ Compensation

        The Company entered into employment agreements with former owners, including veterinarians, of the acquired entities.  These agreements have an average term of three years and specify the veterinarian’s current compensation, which is based primarily on a percentage of net revenues for certain services and goods sold generated by the veterinarian’s particular practice, as well as other benefits and rights.

        Additionally, certain members of the executive management team have employment agreements which provide for post-termination obligations.

15.	Related party transactions

        From time-to-time, the Company enters into transactions in the normal course of business with related parties.  Management believes that such transactions are on fair and reasonable terms that are no more favorable than those that would be available in a comparable transaction in arms-length dealings with an unrelated third party.

Leases

        Certain of the veterinary facilities are owned by the Company’s veterinarians; and therefore, the Company pays rent to these veterinarians for use of the facilities.  Monthly rents are based either on net revenues of the facility or are a fixed cost every month.  During the years ended December 31, 2007, 2006, and 2005, the Company paid a total of $2.6 million, $0.6 million, and $0.2 million, respectively to veterinarians for monthly rent payments.

Consulting Services

        In 2007, 80,500 common stock warrants at an exercise price of $4.75 were issued to Galen Partners for certain consulting work that was performed in conjunction with the pending merger between Echo and XLNT.  One of the members of the Company’s Board of Directors is a managing partner of Galen Partners.

16.	Subsequent Events

Merger with Echo Healthcare Acquisition Corporation

        On January 4, 2008, the Company completed its merger (the “Merger”) with Echo Healthcare Acquisition Corporation (“Echo”) pursuant to the Second Amended and Restated Agreement and Plan of Merger dated October 23, 2007 (the “Merger Agreement”).  In connection with the Merger, the name of Echo changed to Pet DRx Corporation (“Pet DRx”) and XLNT became a wholly-owned subsidiary of Pet DRx.

        As a result of the Merger, the Company received approximately $36.6 million in proceeds from capital that was raised through the initial public offering of Echo in 2006, net of certain costs incurred in connection with completing the Merger.  Approximately $0.7 million of direct costs associated with the Merger were capitalized to  other assets in XLNT’s Consolidated Balance Sheet as of December 31, 2007.

        Effective the date of the Merger, the following equity transactions were completed:

•	All outstanding shares of XLNT common stock were converted to .771 shares of Pet DRx common stock;

•
Pet DRx reserved approximately 3.16 million of additional shares of common stock for future issuance upon the exercise of outstanding options and warrants and the conversion of convertible notes previously issued by XLNT;

•	Pet DRx placed approximately 1.6 million shares of common stock into escrow to satisfy any indemnification claims that may arise from such Merger;

•
Certain executives of the Company were granted options to purchase 424,480 shares of the Company’s common stock in the aggregate at an exercise price of $6.70 per share in accordance with the terms of their respective employment agreements;

•	Certain holders of the Company’s convertible debentures converted approximately $8.3 million of notes to approximately 1.3 million of Pet DRx shares of common stock, and;

•	The stockholders of Pet DRx approved the 2007 Stock Incentive Plan.

Amendment to Credit Agreement for $12.0 million term loan with Fifth Street

        On February 19, 2008, XLNT entered into the First Amendment (the "First Amendment") dated as of February 19, 2008 to Credit Agreement and Loan Documents dated as of March 29, 2007 with Fifth Street Mezzanine Partners II, L.P. ("Fifth Street"). The $12.0 million term loan made pursuant to this credit agreement is secured by the inventory, chattel paper, accounts receivable, equipment and general intangibles of the Company and matures on March 8, 2010, with a one-time option at the election of the Company to renew for an additional year. The First Amendment, among other things, changes the interest rate on the term loan from 12.0% to 15.0%, beginning March 1, 2008. The First Amendment also modifies the financial covenants and ratios required under the credit agreement and waives the Company's default of the prior financial covenants and ratios for the fiscal quarter ending December 31, 2007 and the Company’s requirement for financial covenants and ratios for the fiscal quarter ending March 31, 2008. The Company is required to satisfy certain post-closing requirements related to the credit agreement, as amended, and any failure to satisfy these post-closing requirements will be an event of default under the credit agreement. Upon execution of the First Amendment, the Company paid Fifth Street a $120,000 restructuring fee.

        In connection with the First Amendment, on February 19, 2008, Pet DRx entered into a Guaranty (the "Guaranty") made as of February 19, 2008, replacing the prior guarantee with Fifth Street whereby Pet DRx guaranteed all obligations and liabilities of the XLNT under the $12.0 million term loan, including the prompt payment of all unpaid amounts if the term loan is accelerated because of an event of default by XLNT under the credit agreement. In addition, in connection with the First Amendment, Pet DRx also entered into a Security Agreement (the "Security Agreement") dated February 19, 2008 with Fifth Street whereby Pet DRx granted Fifth Street a security interest in all of its assets.

Amendment to Credit Agreement for $4.0 million term loan with Fifth Street

        On February 19, 2008, XLNT and Fifth Street entered into the Second Amendment (the "Second Amendment") dated as of February 19, 2008 to Credit Agreement and Loan Documents dated June 29, 2007 and as amended by the First Amendment dated November 27, 2007. The $4.0 million term loan made pursuant to this credit agreement is secured by certain real estate owned by the Company and matures on March 8, 2010. The Second Amendment, among other things, changes the interest rate on the term loan from 12.0% to 15.0%, beginning March 1, 2008. The Second Amendment also modifies the financial covenants and ratios required under the Credit Agreement and waives the Company’s default of the prior financial covenants and ratios for the fiscal quarter ending December 31, 2007 and the Company's requirement for financial covenants and ratios for the fiscal quarter ending March 31, 2008.The Company is required to satisfy certain post-closing requirements related to the credit agreement, as amended, and any failure to satisfy these post-closing requirements will be an event of default under the credit agreement. Upon execution of the Second Amendment, the Company paid Fifth Street a $36,381 restructuring fee.